EXHIBIT 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
among
DOBSON COMMUNICATIONS CORPORATION,
AT&T INC.
and
ALPINE MERGER SUB, INC.
dated as of June 29, 2007

TABLE OF CONTENTS

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger	1
1.2. Closing	2
1.3. Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

2.1. The Certificate of Incorporation	2
2.2. The By-Laws	2

ARTICLE III

DIRECTORS AND OFFICERS

3.1. Directors of Surviving Corporation	2
3.2. Officers of Surviving Corporation	2

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1. Effect on Capital Stock	3
4.2. Exchange of Certificates for Shares	4
4.3. Adjustment to Prevent Dilution	6
4.4. Company Stock Based Plans	6

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of the Company	7
5.2. Representations and Warranties of Parent and Merger Sub	23
ARTICLE VI

COVENANTS
6.1. Interim Operations	25
6.2. Acquisition Proposals	29
6.3. Information Supplied	31
6.4. Filings; Other Actions; Notification	32
6.5. Access; Consultation	34

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6.6. Stock Exchange De-listing/De-registration	34
6.7. Publicity	34
6.8. Employee Benefits	34
6.9. Expenses	35
6.10. Indemnification; Directors’ and Officers’ Insurance	36
6.11. Regulatory Compliance	37
6.12. Takeover Statute	38
6.13. 700 MHz Auction	38
6.14. Control of the Company’s or Parent’s Operations	38
6.15. Section 16(b)	38
6.16. Treatment of Certain Notes	38
6.17. Series F Preferred	40
6.18. Notice to Stockholders	41
6.19 Potential Sale of Interests	41

ARTICLE VII

CONDITIONS

7.1. Conditions to Each Party’s Obligation to Effect the Merger	41
7.2. Conditions to Obligations of Parent and Merger Sub	42
7.3. Conditions to Obligation of the Company	43

ARTICLE VIII

TERMINATION

8.1. Termination by Mutual Consent	44
8.2. Termination by Either Parent or the Company	44
8.3. Termination by the Company	44
8.4. Termination by Parent	45
8.5. Effect of Termination and Abandonment	45

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1. Survival	46
9.2. Modification or Amendment	46
9.3. Waiver	46
9.4. Counterparts	46
9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	46
9.6. Notices	47
9.7. Entire Agreement	48
9.8. No Third Party Beneficiaries	48
9.9. Obligations of Parent and of the Company	48
9.10. Severability	49
9.11. Interpretation	49
9.12. Captions	49

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9.13. Assignment	49

Exhibit A Form Joint Bidding Agreement	A-1

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INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.2(b)
Agreement	Preamble
Audit Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
By-Laws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Charter	2.1
Class A Common Stock	5.1(b)
Class B Common Stock	5.1(b)
Class C Common Stock	5.1(b)
Class D Common Stock	5.1(b)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Common Stock Unit	5.1(b)
Communications Act	5.1(d)(i)
Communications Licenses	5.1(i)(ii)
Company	Preamble
Company Compensation and Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company Licenses	5.1(i)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.4(a)
Company Preferred Shares	5.1(b)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Share	4.4(b)
Company Share	5.1(b)
Company Shares	5.1(b)
Company Stock Plans	5.1(b)
Computer Software	5.1(o)(i)
Confidentiality Agreement	9.7
Contamination	5.1(l)
Contracts	5.1(d)(ii)
Costs	6.10(a)
Current Premium	6.10(c)
Debt Offers	6.16(a)
Dissenting Shares	4.2(g)
Dissenting Stockholders	4.1(a)
D&O Insurance	6.10(c)

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Defined Term	Section
D&O Policies	5.1(q)
Effective Time	1.3
Environmental Law	5.1(l)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Company Share	4.1(a)
Excluded Company Shares	4.1(a)
FAA	5.1(i)(ii)
FAA Rules	5.1(i)(iv)
FCC	5.1(d)(i)
FCC Licenses	5.1(i)(ii)
FCC Rules	6.11(a)
Final Order	7.2(d)
GAAP	5.1(e)(iii)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)
Indebtedness	6.16(a)
Indemnified Parties	6.10(a)
Information Statement	6.3(a)
Information Technology	5.1(o)(ii)
Intellectual Property	5.1(o)(iii)
IRS	5.1(h)(ii)
Laws	5.1(i)(i)
Licenses	5.1(i)(i)
Lien	5.1(b)
Material Contracts	5.1(j)(i)(O)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
NASDAQ	5.1(e)(ii)
OGCA	1.1
Offer Documents	6.16(b)
Order	7.1(d)
Parent	Preamble
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Person	4.2(b)
Potential Sale Interest	6.19

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Defined Term	Section
Redemption Date	6.17
Redemption Notice	6.17
Regulatory Material Adverse Effect	6.4(a)
Representatives	6.2(a)
Required Governmental Consents	7.1(c)
Sarbanes-Oxley	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Series F Preferred	5.1(b)
Special Committee	Recitals
State Licenses	5.1(i)(ii)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(k)
Tax	5.1(m)
Tax Return	5.1(m)
Taxable	5.1(m)
Taxes	5.1(m)
Termination Date	8.2
Termination Fee	8.5(c)
Uncertificated Company Share	4.1(a)

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2007, among DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the “Company”), AT&T INC., a Delaware corporation (“Parent”), and ALPINE MERGER SUB, INC., an Oklahoma corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).
RECITALS
     WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have, by resolutions duly adopted, declared that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable, and the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement and Parent has determined that entering into this Agreement is in the best interest of its stockholders;
     WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable and are in the best interest of the Company’s stockholders and (ii) recommended that the Board of Directors of the Company approve this Agreement and declare advisable the Merger upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, as an inducement to and a condition of Parent’s willingness to enter into this Agreement, a stockholder of the Company whose share ownership in Company Shares constitutes more than a majority of the voting power of the outstanding capital stock of the Company entitled to vote on this Agreement will be providing its written consent approving and adopting this Agreement and the transactions contemplated hereby, which consent is sufficient to obtain the Company Requisite Vote; and
     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to in this Agreement as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Oklahoma General Corporation Act, as amended (the “OGCA”).

     1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 8:00 a.m. local time on the business day after the date on which the last to be satisfied or waived of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).
     1.3. Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Oklahoma as provided in Section 1081 of the OGCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Oklahoma or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the OGCA (the “Effective Time”).
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION
     2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.
     2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.
ARTICLE III
DIRECTORS AND OFFICERS
     3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
     3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company or Merger Sub:
     (a) Company Share Merger Consideration. Each Company Share issued and outstanding immediately prior to the Effective Time, other than (i) Company Shares that are owned by Parent or Merger Sub or by the Company or its Subsidiaries and in each case not held on behalf of third parties and (ii) Company Shares that are owned by stockholders (A) who have not voted such Company Shares in favor of the Merger or consented to the Merger in writing pursuant to Section 1073 of the OGCA and (B) who have otherwise taken all of the actions required by Section 1091 of the OGCA to properly exercise and perfect such stockholders’ appraisal rights with respect to such Company Shares (“Dissenting Stockholders”) (each Company Share referred to in the foregoing clause (i) or (ii) being an “Excluded Company Share” and, collectively, “Excluded Company Shares”), shall be converted into the right to receive $13.00 in cash per Company Share (the “Merger Consideration”). At the Effective Time, all Company Shares shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and (i) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (ii) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each certificate formerly representing Company Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(g).
     (b) Cancellation of Excluded Shares. Each Excluded Company Share (other than such Excluded Company Shares that are owned by the Subsidiaries of the Company or of Parent which such Excluded Company Shares shall remain outstanding and unaffected by the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).
     (c) Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.
     (d) Series F Preferred. Each share of Series F Preferred issued and outstanding immediately prior to the Effective Time, if any, shall remain outstanding as one share of Series F Convertible Preferred Stock, par value $1.00 per share, of the Surviving Corporation having the same powers, preferences and relative participating rights, optional or other special rights and qualifications, limitations or restrictions thereon, as such share of Series F Preferred has immediately prior to the Effective Time, subject to the terms of the Series F Preferred.

     4.2. Exchange of Certificates for Shares.
     (a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent who shall be reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Company Shares (other than Excluded Company Shares), a cash amount approximately equal to the amount necessary for the Paying Agent to pay the Merger Consideration in respect of Company Shares, other than Excluded Company Shares (such cash being hereinafter referred to as the “Exchange Fund”).
     (b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail transmittal materials (to be reasonably agreed to by Parent and the Company prior to the Effective Time) to each holder of record as of the Effective Time of Company Shares (other than Excluded Company Shares) represented by Certificates. Such transmittal materials shall advise the holders of such Company Shares of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Paying Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 4.2(e)) to the Paying Agent in accordance with the terms of the transmittal materials, the holder of the Certificate shall be entitled to receive in exchange, and in respect of, such Certificate a cash amount (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall be forthwith cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.
     For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
     (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any

other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to the number of Company Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
     (f) Uncertificated Company Shares. Parent shall cause the Paying Agent to (i) issue to each holder of Uncertificated Company Shares a check in the amount equal to (after giving effect to any Tax withholdings as provided in Section 4.2(h)) (x) the number of Uncertificated Company Shares held by such holder multiplied by (y) the Merger Consideration and (ii) mail to each such holder materials (to be reasonably agreed upon by Parent and the Company prior to the Effective Time) advising such holder of the effectiveness of the Merger and the conversion of their Company Shares into the right to receive the Merger Consideration.
     (g) Dissenting Shares. Notwithstanding any provision contained in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has not voted such shares in favor of the Merger or consented to the Merger in writing pursuant to Section 1073 of the OGCA and who has otherwise taken all of the actions required by Section 1091 of the OGCA to properly exercise and perfect such stockholder’s appraisal rights (the “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Section 1091 of the OGCA; provided, however, that in the event that a stockholder of the Company fails to perfect, waives, withdraws or otherwise loses any such right or remedy granted by the OGCA, the Dissenting Shares held by such stockholder shall be converted into and represent only the right to receive the Merger Consideration specified in this Agreement without interest. The Company shall give Parent (i) prompt notice of any written demands for payment for the Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company with respect to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands. Merger Sub (or, after the Effective Time, the Surviving Corporation) shall be responsible for all payments with respect to the Dissenting Shares, including all reasonable expenses associated with any negotiations and proceedings with respect to any demands for appraisal under the OGCA.
     (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or

Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
     (i) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate.
     4.3. Adjustment to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transactions, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.
     4.4. Company Stock Based Plans.
     (a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as promptly as reasonably practicable following the Effective Time, an amount in cash equal to (i) the product of (x) the total number of Company Shares subject to the Company Option (whether vested or unvested) immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the exercise price per share under such Company Option, less (ii) the amount of any applicable Taxes required to be withheld with respect to such payment.
     (b) At the Effective Time, each restricted Company Share reserved for issuance under the Company Stock Plans (the “Company Restricted Share”), shall be cancelled and shall only entitle the holder thereof to receive, as promptly as reasonably practicable after the Effective Time, an amount in cash equal to (i) the product of (x) the number of Company Shares subject to such Company Restricted Share immediately prior to the Effective Time and (y) the Merger Consideration, less (ii) the amount of any applicable Taxes required to be withheld with respect to such payment.
     (c) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall take any actions which are necessary to effectuate the provisions of this Section 4.4, including causing the Company to use its commercially reasonable efforts to obtain the acknowledgements of all holders of Company Options (provided that the Company shall obtain acknowledgements from all directors of the Company) to the treatment under this Section 4.4. Subject to the immediately preceding sentence, the Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Restricted Shares after the Effective Time.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.1. Representations and Warranties of the Company. Subject to Section 9.11(c), except as set forth in the disclosure letter delivered to Parent by the Company at the time this Agreement is entered into (the “Company Disclosure Letter”) or as set forth in the Company Reports filed with the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any other prospective or forward-looking information) the qualifying nature of which must be reasonably apparent, the Company hereby represents and warrants to Parent and Merger Sub that:
     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and by-laws.
     As used in this Agreement, (i) the term “Subsidiary” means with respect to any Person, any other Person (x) of which at least fifty (50) percent of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (y) of which such Person is the general partner or (z) whose business and policies such Person and/or one or more of its Subsidiaries has the power to control; and (ii) the term “Company Material Adverse Effect” means (x) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger or (y) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (I) changes or conditions (including political conditions) generally affecting (A) the United States economy or financial markets or (B) the United States mobile wireless voice and data industry; (II) any change in GAAP; (III) any change in the market price or trading volume of Company Shares (but not the underlying cause of such change); (IV) other than any Governmental Consent, (A) any adopted legislation by any Governmental Entity having jurisdiction over the Company and its Subsidiaries or (B) any rule or regulation enacted by the FCC; (V) any act of terrorism or sabotage; (VI) any earthquake or other natural disaster; or (VII) the announcement or disclosure of (A) the existence or terms of this Agreement, (B) the Merger or (C) the transactions contemplated by this Agreement, except to the extent that such effects in the cases of clauses (IV), (V) and (VI) above disproportionately affect the Company and its Subsidiaries as compared to other companies in the United States engaged in the industries in which the Company or its Subsidiaries operate.
     (b) Capital Structure. The authorized capital stock of the Company consists of 395,037,226 shares of common stock, par value $.001 per share, of which 325,000,000 shares are designated Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), 70,000,000 shares are designated Class B Common Stock, par value $.001 per share (the “Class B Common Stock”), 4,226 shares are designated Class C Common Stock, par value $.001 per share (the “Class C Common Stock”) and 33,000 shares are designated Class D Common Stock, par value $.001 per share (the “Class D Common Stock” and, together with the Class A Common Stock, Class B Common Stock and the Class C Common Stock, the “Company Shares” and each a “Company Share”), of which 152,439,789 shares of Class A Common Stock and 19,418,021 shares of Class B Common Stock (all of which outstanding shares of Class B Common Stock are owned of record by Dobson CC Limited Partnership) were issued and outstanding as of the date of this Agreement and no other Company Shares are outstanding, and 6,000,000 shares of Preferred Stock, par value $1.00 per share (“Company Preferred Shares”), of which 1,900,000 Company Preferred Shares are designated Series F Convertible Preferred Stock, par value $1.00 per share (the “Series F Preferred”), and 759,896 shares of Series F Preferred were outstanding on the date of this Agreement and no other Company Preferred Shares are outstanding. All of the outstanding Company Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Company Shares, Company Preferred Shares or other shares of capital stock reserved for or subject to issuance, except that as of the date of this Agreement, there are an aggregate of (i) 28,648,469 shares of Class A Common Stock reserved for issuance pursuant to the 2002 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 1996 Stock Option Plan (collectively the “Company Stock Plans”), of which Company Options to purchase 12,540,004 shares of Class A Common Stock are currently outstanding, (ii) 1,000,000 Company Shares reserved for issuance pursuant to the 2002 Employee Stock Purchase Plan, (iii) 15,530,960 shares of Class A Common Stock subject to issuance upon conversion of the Company’s 1.50% Senior Convertible Debentures due 2025 and (iv) 15,508,044 shares of Class A Common Stock subject to the issuance upon conversion of the Series F Preferred. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of (x) the number of outstanding Company Options, the exercise prices of all Company Options and the number of shares of Class A Common Stock issuable at each such exercise price and (y) the number of outstanding rights, including those issued under the Company Stock Plans, to receive, or rights the value of which is determined by reference to, Company Shares, the date of grant and number of Company Shares subject thereto (including restricted stock and restricted stock units) (each, a “Common Stock Unit”). All outstanding grants of Company Options and Common Stock Units were made under the Company Stock Plans. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in this Section 5.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Company’s 1.50% Senior Convertible Debentures due 2025, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 5.1(b) of the Company Disclosure Letter contains a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent or any Subsidiary of Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). To the knowledge of the Company’s executive officers, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     (c) Corporate Authority; Adoption and Fairness. (i) The Company has all requisite corporate power and authority, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval and adoption of this Agreement by the holders of a majority of the votes outstanding with respect to the outstanding Company Shares (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and is (assuming the due authorization, execution and delivery by Parent and Merger Sub) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend the approval and adoption of this Agreement by the holders of Company Shares, (B) has received the opinion of its financial advisor Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders and (C) directed that this Agreement be submitted to the holders of Company Shares for its approval and adoption.
          (ii) The Special Committee has (A) determined that the Merger upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable and are in the best interest of the Company’s stockholders, (B) has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than Dobson CC Limited Partnership and its affiliates) is fair to such holders from a financial point of view, and (C) has recommended that the Board of Directors of the Company approve this Agreement and declare advisable the Merger upon the terms and subject to the conditions set forth in this Agreement.

     (d) Governmental Filings; No Violations. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue-sky” laws and (D) with or to the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), no filings, notices and/or reports are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a termination (or right of termination) or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien on the Company’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license granted by a Person other than a Governmental Entity, contract, note, mortgage, indenture, agreement, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries or any of their respective assets or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (e) Reports; Financial Statements. (i) The Company has made available to Parent prior to the date of this Agreement each registration statement, report, proxy statement or information statement prepared by it since December 31, 2006 and filed with or furnished to the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement, including (x) its Annual Reports on Form 10-K for the year ended December 31, 2006 (the “Audit Date”), and (y) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC. The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (collectively, such forms, statements, reports and documents filed with or furnished to the SEC since December 31, 2004, or those filed with or furnished to the SEC subsequent to the date of this Agreement, and as amended, the “Company Reports”). The Company Reports were, or if not yet filed or furnished at the time filed or furnished will have been, prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder applicable to the Company Reports. Each of the Company Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          (ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (I) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005 and (II) any material communication since December 31, 2005 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ Stock Market, Inc. (the “NASDAQ”), the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2005 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since December 31, 2005 and through the execution of this Agreement through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Company policy contemplating such reporting, including in instances not required by those rules.
          (iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
     (f) Absence of Certain Changes. Since the Audit Date and through the date of this Agreement, (i) there has not been any event, occurrence, discovery or development which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses consistent with past practices, (iii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock other than dividends on the shares of Series F Preferred in accordance with the terms of the certificate of designation of the Series F Preferred, (iv) the Company and its Subsidiaries have not incurred any material indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries have not transferred, leased, licensed, sold, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ material property or material assets (including capital stock of any of the Company’s Subsidiaries) outside of the ordinary course of business, (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, (vii) there has not been (A) any increase in the compensation payable or to become payable to the Company’s and its Subsidiaries’ officers or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by Law, and (viii) the Company and its Subsidiaries have not made any material change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law. Since the Audit Date, there has not been any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or its Subsidiaries whether or not covered by insurance, other than any damage, destruction or loss or damage which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company’s executive officers, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, in either such case, of which the Company’s executive officers have knowledge that would reasonably be expected to result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries, except for (A) those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) those that are reflected on the most recent consolidated balance sheet of the Company (or readily apparent in the notes thereto) filed or incorporated by reference in the Company Reports prior to the date of this Agreement, and (C) payment or performance obligations required to be made or performed in accordance with the terms of Contracts to which the Company or any of its Subsidiaries is a party and, with respect to performance obligations, to the extent required by applicable Law.
     (h) Employee Benefits. (i) All benefit and compensation plans, contracts, policies or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plans (the “Company Compensation and Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Letter. Each such of the Company Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Compensation and Benefit Plans, including any trust instruments or insurance contracts, and with respect to any employee stock ownership plan, loan agreements forming a part of any of the Company Compensation and Benefit Plans, and all amendments thereto, have been made available to the Parent.
          (ii) All of the Company Compensation and Benefit Plans are in substantial compliance with ERISA, the Code and other applicable Laws, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Compensation and Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company’s executive officers are not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or any liability under Section 4071 of ERISA.
          (iii) Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.
          (iv) All contributions required to be made under each Company Compensation and Benefit Plan as of the date of this Agreement have been timely made and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement to the extent required by GAAP. Neither any Pension Plans nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. The Company’s executive officers do not reasonably expect that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of any ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (v) There is no material pending or, to the knowledge of the Company’s executive officers threatened, litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
          (vi) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans; (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans, or (D) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m).
          (vii) All Company Compensation and Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been operated in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.
          (viii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (B) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.
     (i) Compliance with Laws. (i) Since January 1, 2004, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any applicable federal, state, local or foreign law, rule, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, “Laws”) pertaining to and binding upon the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, no change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice or communication from any Governmental Entity of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, concessions, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Licenses”), required to be issued to or held by the Company and its Subsidiaries in order to allow them to conduct their respective businesses as currently conducted and all such Licenses are in full force and effect, except where the failure to possess any such License or the failure of any such License to be in full force and effect or failure to be in compliance with any such License, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 5.1(i)(i) do not address, and shall not be deemed to address, any employee benefits, environmental or Tax matters, including compliance with ERISA, Environmental Laws or Tax Laws.
          (ii) Section 5.1(i)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (A) all Licenses issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”), and all Licenses issued or granted to the Company or any of its Subsidiaries by public utility commissions regulating telecommunications businesses (“State Licenses” and collectively with the FCC Licenses, the “Communications Licenses”); (B) all pending applications for Licenses that would be Licenses if issued or granted; and (C) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any License. Each of the Company and its Subsidiaries is in compliance with its obligations under each of the FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the State Licenses, except for such failures to be in compliance with Communications Licenses as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, there is not pending or threatened before the FCC, the

Federal Aviation Administration (the “FAA”) or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Licenses of the Company or its Subsidiaries (the “Company Licenses”), in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the Company’s executive officers, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any such License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (iii) All of the currently operating cell sites and microwave paths of the Company and its Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated in all respects as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except for such failures as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
          (iv) All transmission towers owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Appropriate notification to the FAA has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (v) The Company does not hold any License to provide local exchange services or interexchange services.
     (j) Certain Contracts. (i) Section 5.1(j) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each Contract to which either the Company or any of its Subsidiaries is a party or bound which:
     (A) provides that any of them will not compete with any other Person;
     (B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business;

     (C) requires the purchase or disposition of any assets (including wireless spectrum) or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries with a value of $5 million or more;
     (D) requires them to deal exclusively with any Person or group of related Persons;
     (E) provides for a material indemnification obligation by the Company or any of its Subsidiaries under any Contract entered into outside of the ordinary course of business;
     (F) is an interconnection or similar agreement in connection with which the Company’s or a Subsidiary of the Company’s equipment, networks and services are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks;
     (G) is an agency, dealer, reseller or other similar Contract (except for those that are terminable, without penalty on 30 days or less notice);
     (H) contains any commitment to (w) provide wireless services coverage in a particular geographic area, (x) build out tower sites in a particular geographic area, or requires (y) payment for a specified number of minutes or (z) the acquisition of video content to be placed on or accessed over a mobile wireless device or otherwise;
     (I) provides for the lease of real or personal property providing for annual payments of $500,000 or more or aggregate payments of $1 million or more;
     (J) provides, individually or together with related Contracts, for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract that is terminable without any payment or penalty on not more than 90 days notice by the Company or its Subsidiaries) that provides for or is reasonably likely to require either (x) annual payments by the Company and its Subsidiaries of $1 million or more or (y) aggregate payments by the Company and its Subsidiaries of $5 million or more;
     (K) (other than among direct or indirect wholly owned Subsidiaries of the Company) relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $10 million;
     (L) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (M) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable,

(i) any wireless spectrum or (ii) any equity interests of any Person or other assets that have a fair market value or purchase price of at least $1 million;
     (N) any roaming agreement that cannot be terminated on 30 days or less notice; and
     (O) any partnership, joint venture or other similar agreement or arrangement relating to any partnership or joint venture in which the Company or any of its Subsidiaries own a 10% or greater voting or economic interest, other than any such interests that have a financial statement carrying and fair market value of less than $10 million and the Company and its Subsidiaries have no future funding obligation (the Contracts described in (A) through (O) above, together with all exhibits and schedules to such Contracts being the “Material Contracts”).
          (ii) A true and complete copy of each Material Contract has been made available to Parent prior to the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company’s executive officers, any other party thereto is in default or breach in any respect under the terms of any such Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (k) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) as in effect on the date of this Agreement is applicable to the Company, Company Shares, the Merger or the other transactions contemplated by this Agreement.
     (l) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) since January 1, 2004, each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Environmental Laws; (ii) no portion of any property currently or formerly owned, leased or occupied by the Company or any Subsidiary is materially Contaminated; (iii) neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Entity or third party that it has been named or may be named as a responsible or potentially responsible party, relating to any unresolved suit, claim, action, proceeding or investigation under any Environmental Law for any site Contaminated by Hazardous Substances and, to the knowledge of the executive officers of the Company, there are no circumstances or conditions that would reasonably be expected to result in such notice; (iv) since January 1, 2004, neither the Company nor any of its Subsidiaries has incurred or is expected to incur any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental

Entity or is subject to any contractual indemnity obligation or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.
     As used herein, the term “Contamination” means the presence of Hazardous Substances in, on or under any environmental media at levels that would reasonably be expected to require investigation or remediation pursuant to any Environmental Law or result in an enforcement action or clean up order by a Governmental Entity.
     As used herein, the term “Environmental Law” means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
     As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.
     (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date of this Agreement, there are no pending or, to the knowledge of the Company’s executive officers, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters. There are not, to the knowledge of the Company’s executive officers, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2003 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed prior to the date of this Agreement. None of the Company or its Subsidiaries has been a party to any distribution occurring during the last 30 months in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. No payments to be made to any of the officers and employees of the Company or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under Section 280G of the Code.
     Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)), or would be reportable to a similar extent under any other provision of state, local or foreign Tax Law. Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.
     As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
     (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by a collective bargaining agreement or other similar Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company’s executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
     (o) Intellectual Property. Each of the Company and its Subsidiaries owns or possesses, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on its business as operated by it on the date of this Agreement. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     As used herein,
          (i) “Computer Software” means all computer software and databases (including source code, object code and all related documentation).
          (ii) “Information Technology” means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.
          (iii) “Intellectual Property” means, collectively, all United States and foreign (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all issued patents, invention disclosures and applications therefor, including provisionals, divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (D) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
     (p) Affiliate Transactions. There are no material transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its affiliates (other than its wholly owned Subsidiaries), on the other hand.
     (q) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer and error and omissions insurance policies (the “D&O Policies”) and all other material policies of insurance to which the Company or any of its Subsidiaries is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).
     (r) Brokers and Finders. Neither the Company nor any of the Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated as the Company’s financial advisor and the Special Committee has employed Houlihan Lokey Howard & Zukin Capital Inc. as its financial advisor, in each case the arrangements with which have been disclosed to Parent prior to the date of this Agreement.
     (s) No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make such representation or warranty on behalf of the Company or any of its Subsidiaries.
     5.2. Representations and Warranties of Parent and Merger Sub. Subject to Section 9.11(c), except as set forth in the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company that:
     (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     (b) Corporate Authority and Approval. Parent and Merger Sub each has all requisite corporate or similar power and authority and each has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, other than the approval of this Agreement by the sole stockholder of Merger Sub which will be obtained immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is (assuming the due authorization, execution and delivery of the Company) a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent has unanimously by all directors in attendance approved this Agreement. The Board of Directors of Merger Sub has, by resolutions duly adopted, approved this Agreement and declared the Merger and the other transactions contemplated hereby advisable, and the sole stockholder of Merger Sub will, promptly following execution of this Agreement, approve and declare advisable this Agreement.
     (c) Governmental Filings; No Violations. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue-sky” laws and (D) with or to the FCC pursuant to the Communications Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a termination (or right of termination) or a default under, Parent’s or Merger Sub’s certificate of incorporation or by-laws, (B) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien on Parent’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or Merger Sub or, assuming the filings, notices and/or approvals referred to in Section 5.2(c)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     (d) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Parent’s executive officers, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
     (e) Available Funds. Parent has available to it, and as of the Effective Time will have available to it, all funds necessary for payment of the Merger Consideration.
     (f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     (g) Brokers and Finders. Neither Parent nor any of Parent’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Lehman Brothers Inc. as its financial advisor.
     (h) No Ownership of Company Securities. Parent and its Subsidiaries do not own, beneficially or of record, more than 1% of Company Shares. Neither Parent nor Merger Sub, alone or together with any of their Affiliates and Associates (each as defined in the OGCA), has been the owner of 15% or more of Company Shares at any time during the three years preceding the date of this Agreement.
          (i) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representation or warranty on behalf of Parent or Merger Sub.
ARTICLE VI
COVENANTS
     6.1. Interim Operations.
     (a) Except as otherwise expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that from and after the date of this Agreement and prior to the Effective Time, the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause its Subsidiaries to use reasonable best efforts to preserve its business organization intact in all material respects and to maintain in all material respects the Company’s existing relations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates. In addition, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement or disclosed in Section 6.1(a) of the Company Disclosure Letter):
          (i) it shall not (A) amend its certificate of incorporation or by-laws or comparable governing instruments; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than

(I) dividends and distributions by a wholly owned Subsidiary to its parent Person and (II) cash dividends on the Series F Preferred required under the Company’s certificate of incorporation; or (D) other than the redemption of Series F Preferred contemplated by Section 6.17, purchase, redeem or otherwise acquire any of its or its Subsidiaries’ shares of capital stock or any securities convertible or exchangeable into or exercisable for any such shares of capital stock;
          (ii) it shall not merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or adopt a plan of liquidation;
          (iii) it shall not (A) establish, adopt, amend in any material respect or terminate any Company Compensation and Benefit Plan or amend the terms of any outstanding equity-based awards, except (I) to comply with applicable Law, including the requirements of Section 409A of the Code, and (II) if the transactions contemplated by this Agreement are not consummated prior to December 31, 2007, subject to prior consultation with Parent, the Company shall be entitled to establish a 2008 cash bonus plan having terms reasonably comparable in all material respects to the terms of the Company’s 2007 bonus plan; (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except to comply with applicable Law or the provisions of the Company Compensation and Benefit Plans as in effect on the date hereof or the provisions of this Agreement; (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for (I) the payment of bonuses in accordance with Company Compensation and Benefit Plans existing as of the date hereof, (II) the payment of cash bonuses established pursuant to clause (iii)(A)(II) of this Section 6.1(a), (III) increases in base salary in the ordinary course of business consistent with past practice for current, promoted or newly hired employees who are not officers and (IV) increases in base salary related to normal periodic performance reviews, including the annual performance reviews in March 2008 if the Closing has not occurred by that time; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Compensation and Benefit Plan, except to the extent already provided in any such Company Compensation and Benefit Plan or provided in this Agreement; (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Compensation and Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable Law, including the requirements of Section 409A of the Code; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
          (iv) it shall not incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business (including, subject to Section 6.13, in connection with the upcoming auction of 700 MHz spectrum ) consistent with the terms of the Company’s existing indebtedness for borrowed money not to exceed $195 million in the aggregate; (B) indebtedness for borrowed money to fund the redemption of Series F Preferred contemplated by Section 6.17 consistent with the terms of the Company’s existing indebtedness for borrowed money; (C) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money or permitted to be incurred under this clause (iv) consistent with the terms of the Company’s existing indebtedness for borrowed money; (D) guarantees by the Company of indebtedness of its wholly-owned Subsidiaries; and (E) indebtedness for borrowed money used to make the capital expenditures permitted under clause (v) of this Section 6.1(a);
          (v) it shall not make or commit to any capital expenditures, other than in the ordinary course of business and in any event (A) with respect to the period through December 31, 2007, not in excess of 103% of the aggregate amount contemplated by the Company’s capital expenditure budget for the year 2007, a copy of which capital expenditure budget for the year 2007 is attached to the Company Disclosure Letter, reduced for all amounts spent or committed to prior to the date of this Agreement, provided that the timing of all expenditures under such budget shall be substantially consistent with the timing contemplated in such budget, and (B) with respect to the year 2008, not in excess of $165 million in the aggregate and not more than $50 million in any fiscal quarter;
          (vi) it shall not transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any of their respective property or assets (including capital stock of any of its Subsidiaries), except for (A) transfers, leases, licenses, sales, or other dispositions of inventory and equipment in the ordinary course of business consistent with past practice (B) leases or licenses of spectrum in the ordinary course of business consistent with past practice, (C) dispositions or sales of their respective properties or assets in the ordinary course of business consistent with past practice with a fair market value not to exceed $15 million individually or $35 million in the aggregate and (D) Liens, mortgages and pledges on properties or assets to secure any indebtedness for borrowed money permitted by clause (iv) of this Section 6.1(a);
          (vii) it shall not issue, deliver, sell, or place a Lien upon shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) any shares of Class A Common Stock issued pursuant to Company Options and other awards outstanding on the date of this Agreement under the Company Stock Plans; (B) shares of Class A Common Stock issued upon conversion of (x) the Company’s 1.50% Senior Convertible Debentures due 2025 or (y) the Series F Preferred; and (C) Liens on the capital stock of its Subsidiaries to secure any indebtedness for borrowed money permitted by clause (iv) of this Section 6.1(a);
          (viii) subject to Section 6.13, it shall not acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise;
          (ix) it shall not make any change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law;

          (x) except as required by Law, it shall not (A) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or resolve any material Tax controversy;
          (xi) it shall not (A) enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a FCC License authorizing the conduct of such business, product or service in such geographic area, or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or any other license issued by any Governmental Entity authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a Company License to the extent such license would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated herein;
          (xii) subject to Section 6.13, it shall not file for any Company License (A) outside of the ordinary course of business or (B) the receipt of which would reasonably be expected to prevent, impair or delay consummation of the Merger;
          (xiii) subject to Section 6.13 and other than investments in marketable securities in the ordinary course of business consistent with past practice, it shall not make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);
          (xiv) subject to Section 6.13, it shall not enter into (A) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (B) any Contract requiring the Company or its Subsidiaries to deal exclusively with a Person or related group of Persons, (C) any other Contract or series of related Contracts with respect to which the Company would be required to file a Current Report on Form 8-K pursuant to Item 1.01 thereof or that is reasonably likely to provide for payments to the Company and its Subsidiaries, or by the Company and its Subsidiaries, in excess of $1 million in any twelve-month period or (D) that would or would be reasonably likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;
          (xv) it shall not settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $500,000 (exclusive of any amounts paid by or under any insurance policy maintained by the Company or its Subsidiaries) or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries as a result of a non-monetary settlement;
          (xvi) it shall not change (other than pursuant to software updates, upgrades and patches) any of the material technology used in its respective businesses;
          (xvii) it shall not assign, transfer, cancel, fail to renew or fail to extend any FCC License or material State License, except for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, or cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules, provided that such actions would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;
          (xviii) it shall not enter into any collective bargaining agreement; and
          (xix) it shall not authorize or enter into any agreement to do any of the foregoing.
     (b) Prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable opportunity to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
     6.2. Acquisition Proposals.
          (a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ executive officers or directors shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ non-executive officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
          (i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
          (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.
Notwithstanding the foregoing, the Company may, on or prior to August 31, 2007, in response to an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisor, is or is reasonably likely to result in a Superior Proposal, (A) provide public or non-public information or data in response to a request of the Person who has made such an unsolicited bona fide written Acquisition Proposal, provided that the Company (i) shall have entered into with the Person so requesting such information or data a confidentiality agreement containing terms at least as favorable to the Company in all material respects as the terms contained in the Confidentiality Agreement and (ii) promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent and (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (A) or (B) above, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under Oklahoma Law.
          (b) Definition. For purposes of this Agreement:
          “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries (other than any such transaction that is permitted by Sections 6.1(a)(ii) or 6.1(a)(viii)) or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of any class of the Company’s equity securities or those of any of its Subsidiaries or 25% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) of the Company and its Subsidiaries or the total voting power of the equity securities of the Company that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the transactions contemplated by this Agreement proposed by Parent in accordance with Section 6.2(f)).
          (c) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law.
          (d) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform Persons referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.
          (e) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers which would reasonably be expected to lead to an Acquisition Proposal are received by the Company or its Representatives or if any inquiry or request for non-public information is made to, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives that would reasonably be expected to lead to an Acquisition Proposal, indicating, in connection with such notice, the name of the Person making such inquiries, proposals, offers or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).
          (f) Acceptance of Superior Proposal. If the Company receives a Superior Proposal and the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that accepting such Superior Proposal and terminating this Agreement is required in order to comply with the Company’s directors’ fiduciary duties under Oklahoma Law, the Company’s Board of Directors may, in response to such a Superior Proposal, terminate this Agreement pursuant to Section 8.3(b), provided that the Company’s Board of Directors shall not terminate this Agreement unless and until (i) the Company has given Parent five calendar days’ prior written notice of its intention to terminate this Agreement to enter into a transaction contemplated by a Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with a copy of the most current written draft agreements and ancillary documents with the Person making such Superior Proposal (it being understood and agreed that any material revision to such Superior Proposal shall require a new five calendar days’ prior written notice to Parent from the Company) and (ii) the Company shall, and shall cause its financial advisors and legal counsel to, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that such proposal no longer constitutes a Superior Proposal and the Company’s Board of Directors shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent.
     6.3. Information Supplied.
     (a) The Company shall promptly prepare and file with the SEC an Information Statement on Schedule 14C in connection with the Merger (the “Information Statement”). The Company shall use its reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable after such filing, and shall promptly thereafter mail the Information Statement to the stockholders of the Company. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the mailing date of the Information Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement. The Company shall cause the Information Statement to comply with Section 1073C of the OGCA.

     (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.
     6.4. Filings; Other Actions; Notification.
     (a) Parent and the Company shall cooperate with each other and use, and shall cause their respective Subsidiaries and any Persons of which it is a Subsidiary to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Parent to obtain any consents, approvals, permits or authorizations prior to the Termination Date), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 30 days after the date hereof, all applications required to be filed with the FCC and the notification and required form under the HSR Act; provided, however, that the failure to file within such 30 day period will not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter); (ii) subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; and (iii) defending any lawsuits or other judicial proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to avoid the entry of, or to have reversed, terminated or vacated, any stay or other injunctive relief entered by any court or other Governmental Entity. Nothing in this Agreement shall require, or be construed to require, (i) Parent, the Company or any of their respective Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Effective Time or (ii) Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to (A) the operations or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates), (B) the operations or assets of Parent’s and its Subsidiaries’ mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) that are not de minimis in the aggregate (it being understood that, for this purpose, in determining if restrictions or conditions are de minimis, whether something is de minimis shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole) or (C) the Company or the Company’s Subsidiaries unless such actions, restrictions and conditions would not, individually or in the aggregate, with respect to the matters described in this clause (C) together with any restrictions or conditions described in clause (B), reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries at or following the Effective Time (it being understood that, for this purpose, materiality shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole) (a “Regulatory Material Adverse Effect”). For purposes of determining whether a Regulatory Material Adverse Effect would reasonably be expected to occur, (A) both positive and negative effects of any such actions, restrictions and conditions, including any sale, divestiture, licensing, lease or disposition, shall be taken into account and (B) any loss of synergies anticipated from the Merger as a result of such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition, shall not be taken into account. The Company shall not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent, which, with respect to the Company and its Subsidiaries, shall not be unreasonably (taking into account the other provisions of this Section 6.4(a)) withheld, conditioned or delayed. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
     (b) Upon the written request of Parent, the Company shall execute and deliver, or cause to be executed and delivered, at the Closing, one or more supplemental indentures and other instruments (in form and substance reasonably acceptable to the Company) required for the due assumption of the Company’s outstanding debt, guarantees, securities and other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.
     (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
     (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other written communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any

Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.
     (e) Within ten business days following the date of this Agreement, the Company shall mail to all of the holders of record of Company Shares, a notice of appraisal rights in accordance with the provisions of Section 1091 of the OGCA.
     6.5. Access; Consultation. Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s representative, all information concerning its or any of its Subsidiaries’ business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer, as the case may be. Notwithstanding the foregoing, the Company shall not be obligated to afford Parent or its representatives any access to any properties, books contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information. All information provided or made available pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     6.6. Stock Exchange De-listing/De-registration. The Company shall take all actions necessary to permit Company Shares to be de-listed from NASDAQ and de-registered under the Exchange Act following the Effective Time.
     6.7. Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and except any consultation that would not be reasonably practicable as a result of requirements of Law.
     6.8. Employee Benefits.
     (a) Parent shall cause the Surviving Corporation for at least 12 months after the Effective Time to provide or cause to be provided to current Company Employees compensation

(including wages, salary, bonus and other compensation opportunities (other than equity compensation) and benefit plans (other than the deferred compensation plan(s) listed in Section 6.1(a)(iii) of the Company Disclosure Letter) that are reasonably comparable, in the aggregate, to the Company Compensation and Benefit Plans; provided, however, that with respect to employees who are subject to collective bargaining, all benefits shall be provided only in accordance with the applicable collective bargaining agreement.
     (b) Parent shall cause the Surviving Corporation to assume and perform, pursuant to their terms, all obligations to current and former employees under the Company Compensation and Benefit Plans listed in Section 6.8(b) of the Company Disclosure Letter. Without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation to, pay to any participant under the Company’s 2007 executive incentive bonus plan whose employment is terminated without cause as of or after the Effective Time a pro rata bonus payment thereunder which (i) assumes that all subjective and individual performance criteria of such participant have been 100% satisfied and (ii) with respect to any objective Company performance criteria applicable to such participant compares the actual performance of the Company for 2007 through the end of the month prior to the employment termination date against the Company budget targets for those applicable objective Company criteria levels for such periods.
     (c) The Company shall terminate the Company’s 2002 Employee Stock Purchase Plan on the date hereof.
     (d) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Subsidiaries (including the Company and its Subsidiaries) for the benefit of Company Employees and their eligible dependents shall be given credit for their service with the Company and its Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a qualified defined benefit pension plan or a non-qualified defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Compensation and Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Compensation and Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing, service and other amounts shall not be credited to Company Employees or their eligible dependents to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding the foregoing, nothing contained in this Section 6.8 shall (A) be treated as an amendment of any particular Company Compensation and Benefit Plan, (B) give any third party any right to enforce the provisions of this Section 6.8 or (C) obligate Parent, the Surviving Corporation or any of their Subsidiaries to (x) maintain any particular Company Compensation and Benefit Plan or (y) retain the employment of any particular employee.
     6.9. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing, printing and mailing the Information Statement shall be shared equally by Parent and the Company.
     6.10. Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, and each Person who served at the request of the Company as a director, officer, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation and by-laws of the Surviving Corporation or any of its Subsidiaries or under the Laws of the jurisdiction of organization of the Surviving Corporation. The certificate of incorporation and by-laws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those set forth in the Company’s certificate of incorporation and by-laws as of the date of this Agreement, which (subject to Section 6.10(d)) shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.
     (b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent that such failure does not actually prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall jointly and severally pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all

Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent.
     (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain a policy of officers’ and directors’ liability insurance (“D&O Insurance”) for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company’s D&O Policies; provided, however, that, if the existing D&O Policies expire, are terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.10(c) of the Company Disclosure Letter, the “Current Premium”), in each case during such six year period, Parent and the Surviving Corporation will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided, further, that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage, which it may cause the Company to obtain effective immediately prior to the Closing.
     (d) If Parent or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.10.
     (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. No release executed by an Indemnified Party in connection with his or her departure from the Company or its Subsidiaries shall be deemed to be a release or waiver of any of the indemnity or other rights provided such Indemnified Party in this Section 6.10, unless the release or waiver of the provisions of this Section 6.10 is expressly provided in such release.
     6.11. Regulatory Compliance.
     (a) The Company and each of its Subsidiaries agrees to use commercially reasonable efforts to (i) cure no later than the Effective Time any violations and defaults by any of them under any applicable rules and regulations of the FCC (“FCC Rules”) and the FAA Rules, (ii) substantially comply with the terms of the FCC Licenses and the FAA Rules, (iii) file or cause to be filed with the FCC and the FAA all reports and other filings required to be filed under applicable FCC Rules and FAA Rules and (iv) take all reasonable actions requested in writing by Parent on or before the Closing Date (provided that no such action shall be required if it would require the Company or any of its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their respective assets or operations, in each case that would take effect prior to the Effective Time) for each of them to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and

272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions). Parent agrees that if this Agreement is terminated by the Company pursuant to Section 8.3, it shall promptly thereafter reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company following incurrence and delivery of reasonable documents by the Company at the direction of Parent pursuant to clause (iv) of this Section 6.11(a).
     (b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall use their reasonable best efforts to (i) take all actions reasonably necessary to maintain and preserve the Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entities with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Licenses, except in the case of clauses (i) and (ii) where the failure to take such action, or the taking of such action, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     6.12. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.
     6.13. 700 MHz Auction. The Company shall concurrently with the execution of this Agreement enter into a bidding agreement with Parent in the form attached hereto as Exhibit A.
     6.14. Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control, affect, influence or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
     6.15. Section 16(b). The Board of Directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     6.16. Treatment of Certain Notes.
     (a) The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, offers to purchase, and any related consent solicitations with respect to, any indebtedness of the Company and its Subsidiaries (collectively, the “Indebtedness”) on the terms and conditions specified by Parent (collectively, the “Debt Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Indebtedness, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers’ certificates or supplemental indenture governing such series of Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and officer’s certificate governing such series of Indebtedness or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness, and shall redeem or satisfy and/or discharge and/or defeasance, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness at the Effective Time, provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and provided, further, that prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing, Parent shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the relevant indenture governing such series of Indebtedness sufficient funds to effect such redemption or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company.
     (b) The Company covenants and agrees that, promptly following any consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.
     (c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.16(c), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.
     (d) In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers.
     6.17. Series F Preferred. At least fifty days prior to the Effective Time, but not prior to August 20, 2007, the Company shall mail a notice of redemption to each holder of shares of the Series F Preferred in accordance with the terms of the certificate of designation of the Series F Preferred (the “Redemption Notice”). The Redemption Notice shall specify that all shares of the Series F Preferred shall be redeemed at the applicable price in cash only determined in accordance with the Company’s certificate of incorporation on the date specified in the Redemption Notice, which date shall be the 45th day after the Redemption Notice is mailed (the “Redemption Date”). The Company shall take all steps necessary under the certificate of incorporation of the Company and the certificate of designations of the Series F Preferred to cause all shares of Series F Preferred to no longer be deemed outstanding from and after the Redemption Date. Notwithstanding the foregoing, the Company shall not be required to take any of the actions contemplated by this Section 6.17 if the Company determines in its reasonable discretion that such actions, individually or in the aggregate, would constitute or result in a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien (other than an immaterial Lien) on the Company’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both), under any Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is bound.

     6.18. Notice to Stockholders. Promptly following the adoption of this Agreement by the Company Requisite Vote, the Company shall mail notice of such adoption to all of the holders of record of Company Shares as of the time of such adoption in accordance with applicable Law.
     6.19. Potential Sale of Interests. Between the date of this Agreement and the Effective Time, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate the disposition immediately prior to, at or after the Effective Time of those assets or ownership interests held by the Company or any of its Subsidiaries that are identified on Section 6.19 of the Parent Disclosure Letter (such assets or interests being “Potential Sale Interest”). To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (a) permit Persons whom Parent identifies to the Company as potential purchasers of a Potential Sale Interest to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Interest (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms), (b) comply with any applicable right of first refusal, right of first offer, right of approval or similar provisions that may be applicable to a proposed transfer of a Potential Sale Interest, and (c) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Interests as maybe reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Interest other than immediately prior to, at or after the Effective Time, or to agree to restrictions on their businesses or operations prior to the Effective Time. Parent shall be permitted to identify potential purchasers of Potential Sale Interests and negotiate any Contracts with respect to dispositions of Potential Sale Interests; provided that the Company may (and, to the extent reasonably requested by Parent, shall) participate in such negotiations. Notwithstanding the foregoing, (i) Parent shall reimburse the Company and its Subsidiaries for their reasonable out-of-pocket costs in complying with this Section 6.19 promptly following incurrence and delivery of reasonable documentation of such costs, and (ii) the Company and its Subsidiaries shall not be required to breach the terms of any Contract with respect to such Potential Sale Interest.
ARTICLE VII
CONDITIONS
     7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
     (a) Stockholder Consent. This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote and have been duly adopted by the sole stockholder of Merger Sub.
     (b) Distribution of Information Statement. The Company shall have delivered by certified mail the Information Statement, at least 20 calendar days prior to the Closing.

     (c) Regulatory Consents. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all Governmental Consents required to be obtained from the FCC for the consummation of the Merger shall have been obtained, (iii) if necessary, the approval and consent referred to in Section 7.1(c) of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained, and (iv) all other Governmental Consents, the failure of which to make or obtain would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to subject any officer or director of the Company to any criminal liability, shall have been made or obtained (such Governmental Consents, together with those described in Sections 7.1(c)(i), 7.1(c)(ii), 7.1(c)(iii) and 7.1(c)(iv), the “Required Governmental Consents”). For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
     (d) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b) relating to the capital stock of the Company and set forth in Section 5.1(i)(v) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that such representation and warranty speaks only as of a particular date; in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality or Material Adverse Effect qualification or any similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) Governmental Consents. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would (x) require Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operation or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) or (y) reasonably be expected to have a Regulatory Material Adverse Effect, and all Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and (B) any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) (A) no petition for rehearing or reconsideration or application for review is pending and (B) the time for the filings of any such petition or application has passed, (iii) (A) no Governmental Entity has undertaken to reconsider the action on its own motion and (B) the time within which it may effect such reconsideration has passed, and (iv) (A) no appeal is pending (including other administrative or judicial review) or in effect and (B) any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i)(A), (ii)(A), (iii)(A) or (iv)(A) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be expected to have a Regulatory Material Adverse Effect.)
     (d) Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Company Material Adverse Effect.
     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
     (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such date); and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by the executive officers of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to such effect.
ARTICLE VIII
TERMINATION
     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.
     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the adoption of this Agreement by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 2008 (the “Termination Date”); provided, however, that, if the condition set forth in Section 7.2(c) shall not have been satisfied solely by reason of a Required Governmental Consent that has been obtained but is not yet a Final Order, neither party may terminate this Agreement prior to the 60th day after receipt of such Required Governmental Consent, or (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to clause (a) of this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.
     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company (a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (i) the 90th day after notice of such breach is given by the Company to Parent and (ii) the Termination Date, or (b) at any time on or prior to August 31, 2007 if (i) the Company has not materially breached any of its obligations under Section 6.2, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive transaction agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) after compliance with the terms of Section 6.2(f) such Superior Proposal remains a Superior Proposal and (iv) the Company prior to such termination pays to Parent the Termination Fee. The Company agrees that it will not enter into the binding agreement referred to in clause (ii) above until the sixth calendar day after it has provided the notice to Parent required by Section 6.2(f).

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (i) the 90th day after notice of such breach is given by Parent to the Company and (ii) the Termination Date (as the same may be extended) or (b) the Company Requisite Vote shall not have been obtained by July 1, 2007 or (c) at any time on or prior to August 31, 2007, if the Company or any of its executive officers or directors shall have materially breached the provisions of Section 6.2.
     8.5. Effect of Termination and Abandonment.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its representatives); provided, however, that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any willful breach of this Agreement or from any obligation to pay, if applicable, any amount payable pursuant to this Section 8.5.
     (b) If this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $100 million, payable by wire transfer of same day funds to an account designated by Parent.
     (c) If this Agreement is (i) terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent a fee equal to $85 million (the “Termination Fee”) at the time set forth in Section 8.3(b), payable by wire transfer of same day funds to an account designated by Parent (it being understood and agreed that Parent shall provide the Company with wire transfer instructions for the payment of the Termination Fee within one calendar day after receipt of the notice contemplated by Section 8.3(b)(ii)), or (ii) terminated by Parent pursuant to Section 8.4(c), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent the Termination Fee, payable by wire transfer of same day funds to an account designated by Parent.
     (d) For the avoidance of doubt, in no event shall the Company be required to pay both the Termination Fee and the fee contemplated by Section 8.5(b) or to pay the Termination Fee on more than one occasion. The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall pay to Parent and Merger Sub their costs and expenses (including reasonable attorneys’ fees) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made.
ARTICLE IX
MISCELLANEOUS AND GENERAL
     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses), the last sentence of Section 6.11 (Regulatory Compliance) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
     9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; it being understood that after receipt of the Company Requisite Vote, no amendment shall be made that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders.
     9.3. Waiver.
     (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of New York located in the borough of Manhattan and the Federal courts of the United States of America located in the Southern District of New York, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
     9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:
if to Parent or Merger Sub
AT&T Inc.
175 E. Houston
San Antonio, Texas 78205
Attention: Wayne Watts, Esq.
                  Senior Executive Vice President and General Counsel
Fax: (201) 351-2298

with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Eric M. Krautheimer
Fax: (212) 558-3588
if to the Company
Dobson Communications Corporation
Oklahoma City, Oklahoma 73134
Attention: Ronald L. Ripley
                   Senior Vice President and General Counsel
Fax: (405) 529-8765
with a copy to:
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Paul W. Theiss and D. Michael Murray
Fax: (312) 701-7711
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, dated March 14, 2007 (the “Confidentiality Agreement”), between the Company and Parent, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     9.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.
     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     9.11. Interpretation.
     (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     (c) Each of the Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is reasonably apparent. The fact that any item of information is disclosed in a disclosure letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or “Regulatory Material Adverse Effect.”
     9.12. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent to be a party to the Merger in lieu of Merger Sub (unless doing so would reasonably be expected to prevent or delay other than in an immaterial respect consummation of the transactions contemplated hereby), in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DOBSON COMMUNICATIONS CORPORATION
By:	/s/ Steven P. Dussek
	Name:	Steven P. Dussek
	Title:	Chief Executive Officer and President

AT&T INC.
By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Senior Vice President – Corporate Development

ALPINE MERGER SUB, INC.
By:	/s/ Richard G. Lindner
	Name:	Richard G. Lindner
	Title:	President